The Chefs’ Warehouse, Inc. 8-K

Exhibit 10.5

CONVERTIBLE SUBORDINATED NON-NEGOTIABLE PROMISSORY NOTE

THIS NOTE AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS PROVIDED HEREIN, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS PERMITTED UNDER RULE 144 OF THE ACT OR IS OTHERWISE EXEMPT FROM SUCH REGISTRATION.

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF APRIL 6, 2015 BETWEEN THE HOLDER AND JPMORGAN CHASE BANK, N.A., AS COLLATERAL AGENT, IN CONNECTION WITH (1) THE AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF APRIL 17, 2013 AMONG CERTAIN AFFILIATES OF THE COMPANY, AS BORROWERS, THE OTHER LOAN PARTIES FROM TIME TO TIME PARTY THERETO, THE LENDERS FROM TIME TO TIME PARTY THERETO AND JPMORGAN CHASE BANK, N.A. AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT, AS THE SAME MAY BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, (2) THE NOTE PURCHASE AND GUARANTEE AGREEMENT, DATED AS OF APRIL 17, 2013, BY AND AMONG CERTAIN AFFILIATES OF THE COMPANY, AS CO-ISSUERS AND GUARANTORS, AND THE PURCHASERS PARTY THERETO, AS THE SAME MAY BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME AND (3) THE SENIOR OBLIGATIONS (AS SUCH TERM IS DEFINED IN SAID SUBORDINATION AGREEMENT) (INCLUDING INTEREST) OWED BY THE CHEFS’ WAREHOUSE, INC. OR ANY SUBSIDIARY THEREOF TO THE HOLDERS OF SENIOR OBLIGATIONS (AS SUCH TERM IS DEFINED IN SAID SUBORDINATION AGREEMENT), AND THE HOLDER BY ITS ACCEPTANCE HEREOF SHALL BE BOUND BY THE PROVISIONS OF SUCH SUBORDINATION AGREEMENT, AND ANY AMENDMENTS TO THIS PARAGRAPH SHALL BE NULL AND VOID AND OF NO EFFECT WITHOUT THE PRIOR WRITTEN CONSENT OF SUCH COLLATERAL AGENT.

Del Monte Capitol Meat Company, LLC
Convertible Subordinated Non-Negotiable Promissory Note

$29,400,000	April 6, 2015

Del Monte Capitol Meat Company, LLC, a Delaware limited liability company (“Company”), for value received, hereby promises to pay to T.J. Foodservice Co., Inc. (“Holder”), the principal amount of Twenty-Nine Million and Four Hundred Thousand Dollars and no cents ($29,400,000) (the “Principal Sum”) with interest on the unpaid principal balance hereof, all as hereinafter further provided.

1.    PURCHASE AGREEMENT. This Convertible Subordinated Non-Negotiable Promissory Note (this “Note”) has been issued by Company pursuant to an Asset Purchase Agreement, dated as of January 11, 2015, by and among The Chefs’ Warehouse, Inc., a Delaware corporation (“Parent”), Company, Holder, TJ Seafood, LLC, a California limited liability company (“Seafood,” and, together with Holder, the “Company Sellers”), the Shareholders party thereto, and the Sellers’ Representative (as it may be amended from time to time in accordance with its terms, the “Purchase Agreement”). Initially capitalized terms not defined herein shall have the respective meanings assigned to them in the Purchase Agreement.

2.    PAYMENTS.

2.1    Maturity. If this Note has not previously been converted in accordance with Section 3 (or notice has not been given by Holder of its intent to convert this Note pursuant to Section 3) or redeemed in accordance with Sections 2.4(b) or 2.6, then the entire outstanding principal of, and any accrued and unpaid interest on, this Note shall be due and payable in full on April 6, 2021 (the “Maturity Date”).

2.2    Interest. Interest on this Note shall accrue from the date hereof until this Note is paid in full at the rate of 2.5% per annum, and shall be payable annually in arrears on April 6 of each calendar year, beginning on April 6, 2016, and, if this Note has not been fully converted in accordance with the terms of Section 3 or redeemed in accordance with Sections 2.4(b) or 2.6, on the Maturity Date or any other date on which such unpaid principal balance shall become due and payable in full (each such date being an “Interest Payment Date”). All interest calculated under this Note shall be computed on the basis of a 365/366-day year and the actual number of days elapsed in any year. If any Interest Payment Date would fall on a day that is not a Business Day, the payment due on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date.

2.3    Adjustments to Principal Sum under Purchase Agreement; Right of Offset.

2.3.1    Purchase Agreement. At such time that there has been a final determination pursuant to Section 1.5(d)(i) (Closing Date Adjusted EBITDA Purchase Price Adjustment) or Section 1.5(d)(ii) (Post-Closing Adjusted EBITDA Purchase Price Adjustment) of the Purchase Agreement that the Principal Sum hereunder will be decreased pursuant to the terms of Sections 1.5(d)(i) or 1.5(d)(ii) of the Purchase Agreement, as applicable, the Principal Sum will be decreased on the date of such final determination in accordance with the terms of the Purchase Agreement.

2.3.2    Right of Offset. Company may, subject to the terms of the Indemnification Agreement, offset the amount of any claim that a Buyer Indemnitee (as defined in the Indemnification Agreement) has against a Seller Indemnitor (as defined in the Indemnification Agreement) against the Principal Sum hereunder. If such claim has been agreed to by Company and Sellers’ Representative or Company has delivered to Sellers’ Representative a final, nonappealable order of a court of competent jurisdiction resolving such claim in favor of Company, then on and after the date of such claim, the Principal Sum will be reduced by an amount equal to such claim (as so agreed or resolved) and no interest will accrue on that portion of the Principal Sum in respect of which Company exercises its right of offset with respect to such claim in accordance with this Note and the Indemnification Agreement.

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2.3.3    Pending Claim. In addition, notwithstanding anything contained in this Note to the contrary, to the extent that there are any pending claim(s) of Company (the “Pending Claim”) under the Purchase Agreement or Indemnification Agreement (the dollar amount of such pending claim(s), the “Pending Claim Amount”) that would result in a reduction in the Principal Sum hereunder and that remain unresolved on or after such time that any portion of the Principal Sum or any accrued interest thereon is due and payable hereunder (such amount payable by Company, the “Note Payable Amount”), Company will not be required to pay the portion of the Note Payable Amount equal to the Pending Claim Amount(s) until such time that, and except to the extent that, Company has withdrawn the Pending Claim or Sellers’ Representative has delivered a final, nonappealable order of a court of competent jurisdiction resolving such Pending Claim in favor of Sellers’ Representative.

2.4    No Prepayment.

(a)    Except as provided in Section 2.4(b), Section 2.5 or in Section 2.6, Company may not prepay all or any part of the principal of, or accrued and unpaid interest on, this Note, without the prior written consent of Holder.

(b)   (i)    In the event that Parent or Company seek to incur any Senior Debt (including an amendment, restatement, renewal, extension or refinancing of the Parent Credit Agreement or the indebtedness that is the subject thereof or any of the indebtedness that is the subject of the Parent Note Purchase Agreement) (“Additional Financing”) and the new lender with respect to such Additional Financing either (i) objects to the Maturity Date occurring prior to the maturity of such Additional Financing, or (ii) as a result of the existence of this Note imposes conditions, requirements or restrictions with respect to such Additional Financing that Company or Parent, in their sole discretion, view as unduly burdensome, Company may provide Holder with notice thereof (an “Additional Financing Notice”).

      (ii)    Within fifteen (15) Business Days of its receipt of an Additional Financing Notice, Holder may notify Company in writing whether it has determined (which notification and determination shall be made in Holder’s sole discretion) (A) to convert the outstanding Principal Sum of this Note into Common Stock in accordance with the provisions of Section 3 hereof, or (B) to extend the Maturity Date to a date that is six (6) months after the maturity of the Additional Financing. Any such conversion or extension made pursuant to this Section 2.4(b)(ii) shall be conditioned upon and effective upon the consummation of the Additional Financing.

      (iii)    In the event Holder shall not have provided Company with the notice described in Section 2.4(b)(ii) within fifteen (15) Business Days of its receipt of an Additional Financing Notice, or if Holder notifies Company within such fifteen (15) Business Day period that it chooses not to elect either of the options described in such Section, Company shall notify Holder in writing whether Company has determined (which determination shall be made in Company’s sole discretion) (1) to continue this Note under its existing terms, or (2) to redeem this Note. Any such redemption shall occur upon the consummation of the Additional Financing by Company paying to Holder the outstanding principal of, and any accrued and unpaid interest on, this Note accrued to, but excluding, the date of such prepayment.

2.5    Conversion or Redemption on Change of Control. Company shall give written notice of any proposed Change of Control to Holder at least twenty (20) Business Days before the consummation of such Change of Control. Following receipt of such notice from Company but in any event not less than five (5) Business Days prior to the date of the proposed Change of Control, Holder shall have the option, subject to and effective upon the consummation of the Change of Control, to either (a) exercise its conversion rights in accordance with Section 3 by delivering to Company written notice thereof, or (b) elect to require Company to redeem this Note for cash in an amount equal to the outstanding principal of, and any accrued and unpaid interest on, this Note accrued to, but excluding, the date fixed for redemption (the “Change of Control Redemption Price”). The Change of Control Redemption Price shall be due and payable in full upon the consummation of the Change of Control.

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2.6    Optional Redemption. From and after the one year anniversary of the Closing Date, if at any time the average closing trading price of a share of Parent Common Stock on the Nasdaq Global Select Market over twenty (20) consecutive trading days equals or exceeds the Conversion Price, Company may at any time thereafter, in its sole discretion and without penalty, upon not less than thirty (30) days’ prior written notice (the “Redemption Notice”) to Holder (i) redeem this Note for cash or (ii) convert this Note into fully paid, non-assessable shares of Parent Common Stock. Any redemption of this Note for cash in accordance with this Section 2.6 shall occur by Company paying to Holder on the date selected by Company, which shall not be earlier than the 31st day following the delivery of the Redemption Notice to Holder, (the “Redemption Date”) the outstanding Principal Sum of, and any accrued and unpaid interest on, this Note accrued to, but excluding, the Redemption Date. Any conversion of this Note into shares of Parent Common Stock in accordance with this Section 2.6 shall occur by Parent issuing to Holder on the Redemption Date that number of shares of Parent Common Stock as shall be equal to the quotient resulting from dividing the Conversion Amount (as hereinafter defined) by the Conversion Price (as hereinafter defined).

2.7    Manner of Payment. Payments of principal and interest on this Note shall be made by wire transfer of immediately available funds to a bank account designated by Holder for such purpose from time to time by written notice to Company, in such currency of the United States as at the time of payment shall be legal tender; provided, however, that if any payment is due on this Note on the Maturity Date pursuant to Section 2.1 only, Company may, in its sole discretion, make any such payments (i) in cash or (ii) in shares of Parent Common Stock. If Company elects to make any payment in shares of Parent Common Stock pursuant to clause (ii) of the preceding sentence, the number of shares of Parent Common Stock issuable shall be determined by dividing (x) the Maturity Share Payment Amount by (y) the Maturity Share Price.

2.8    Waiver of Presentment. Company hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit and diligence in taking any action to collect any amount called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder.

2.9    Subordination. Notwithstanding anything in this Note to the contrary, the indebtedness evidenced hereby is subordinate and junior to the prior payment of the Indebtedness of Company and its Affiliates (including Parent) for borrowed money (other than such Indebtedness of Company that is expressly stated to be subordinated or junior to the indebtedness evidenced by this Note), whether outstanding as of the date of this Note or hereafter created, including, without limitation, all Senior Obligations (as defined in the Subordination Agreement). Immediately prior to the execution of this Note, the Holder has entered into that certain Subordination Agreement dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Subordination Agreement”) between the Holder and JPMorgan Chase Bank, N.A., as Collateral Agent, and notwithstanding anything contained herein to the contrary, no payments will be made by Company under this Note to the extent such payments are prohibited by the Subordination Agreement and Holder acknowledges and agrees that Company’s failure to make such payments shall not constitute an Event of Default hereunder. In addition, by acceptance of this Note, Holder understands, acknowledges and agrees that, from time to time, it shall enter into such other agreements as may be requested by holders of Senior Obligations with respect to the terms of the subordination of this Note to such Senior Obligations.

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3.    CONVERSION. This Note shall be convertible into shares of Parent’s common stock, par value $0.01 per share (the “Parent Common Stock”), on the terms and conditions set forth in this Section 3.

3.1    Conversion Right. At any time, and from time to time, on or after the date hereof, but in no event later than 4:00 p.m. New York City time on the Business Day immediately preceding the Redemption Date (as defined in Section 2.6, Holder shall be entitled to convert the outstanding and unpaid Conversion Amount (as hereinafter defined) into fully paid and non assessable shares of Parent Common Stock in accordance with Section 3.3 (the “Shares”), at the Conversion Rate (as hereinafter defined). No fractional shares shall be issued upon conversion of this Note, and any portion of the Conversion Amount that otherwise would be convertible into a fractional share shall be paid in cash in an amount based on the Conversion Price. Company shall pay any and all stock transfer, stamp, documentary and similar taxes (excluding any taxes on the income or gain of Holder) that may be payable with respect to the issuance and delivery of the Shares to Holder upon conversion of any Conversion Amount. Such conversion right shall expire at the close of business on the Maturity Date.

3.2    Conversion Rate. The number of Shares issuable upon conversion of any Conversion Amount pursuant to Section 3.1 (the “Conversion Rate”) shall be determined by dividing (x) the Conversion Amount by (y) the Conversion Price.

3.3    Procedure for Conversion. To convert any Conversion Amount into Shares on any date (a “Conversion Date”), Holder shall (a) transmit by facsimile or otherwise in accordance with Section 8.2, for receipt on or prior to 4:00 p.m., New York City time, on such date, a copy of an executed notice of conversion in the form attached hereto as Appendix I (the “Conversion Notice”) to Parent and Company and (b) cause this Note to be delivered to Company as soon as reasonably practicable on or following such date (but no later than within two Business Days following the date on which the Conversion Notice is given). On or before 4:00 p.m., New York City time, on the second Business Day following the date of receipt of a Conversion Notice, Company shall transmit by facsimile or otherwise in accordance with Section 8.2 a confirmation of receipt of such Conversion Notice to Holder (at the facsimile number provided in the Conversion Notice) and Company’s transfer agent, if any. On or before 4:00 p.m., New York City time, on the fifth Business Day following the date of receipt of a Conversion Notice, Parent shall issue and deliver to the address as specified in the Conversion Notice, a certificate (or non-certificated Shares represented by book-entry on the records of Parent or Parent’s transfer agent (the “Book-Entry Shares”)), registered in the name of Holder, for the number of Shares to which Holder shall be entitled. Company shall, as soon as reasonably practicable and in no event later than five Business Days after receipt of this Note and at its own expense, issue and deliver to Holder a new Note representing the outstanding principal not converted. The Person(s) entitled to receive the Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Shares on the Conversion Date. No adjustment or payment will be made on conversion of any portion of the Note for interest accrued thereon. Company’s delivery to the Holder of the full number of shares of Parent Common Stock into which the Note is convertible, together with any cash payment for fractional shares, shall be deemed to satisfy Company’s obligation to pay the Principal Sum of the portion of the Note converted and to satisfy Company’s obligation to pay accrued interest on the Principal Sum of the portion of the Note converted attributable to the period from the most recent Interest Payment Date to the Conversion Date.

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4.    ADJUSTMENTS TO THE CONVERSION SHARES.

4.1    Stock Dividends, Splits, Etc. If, at any time while this Note is outstanding, Parent declares or pays a dividend or other distribution on the outstanding shares of the Parent Common Stock payable in additional shares of the Parent Common Stock or other securities (including rights to acquire securities), then upon conversion of this Note, for each Share acquired, Holder shall receive, without cost to Holder, the total number of shares of Parent Common Stock or the total number and kind of other securities, as applicable, to which Holder would have been entitled had Holder held such Shares as of the date on which a record is taken for such dividend or other distribution. If Parent subdivides the outstanding shares of the Parent Common Stock by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Conversion Price shall be proportionately decreased as of the date on which a record is taken for such subdivision. If the outstanding shares of the Parent Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Conversion Price shall be proportionately increased and the number of Shares shall be proportionately decreased as of the date on which a record is taken for such combination or consolidation.

5.    EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an event of default (an “Event of Default”):

(a)    A default in the payment of the principal of this Note, when and as the same shall become due and payable; provided, however, that the exercise by Company in good faith of its rights under Section 2.3 of this Note shall not constitute an Event of Default nor shall an Event of Default exist if such payment of principal is prohibited by the terms of the Subordination Agreement.

(b)    A default in the payment of any interest on this Note, when and as the same shall become due and payable, which default shall continue for 15 Business Days after the date fixed for the making of such interest payment; provided, however, that the exercise by Company in good faith of its rights under Section 2.3 of this Note shall not constitute an Event of Default nor shall an Event of Default exist if such payment of interest is prohibited by the terms of the Subordination Agreement.

(c)    A default in the performance, or a breach, in either case in any material respect, of any covenant or agreement of Company in this Note (other than a default specified in clause (a) or (b) above) and continuance of such default or breach for a period of 30 days after receipt by Company of written notice from Holder as to such default or breach.

(d)    Failure to deliver the Shares due upon exercise of Holder’s conversion rights in accordance with Section 3.

(e)    An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Company or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Company or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

(f)    Company shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (e) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Company or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

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6.    REMEDIES UPON DEFAULT. If an Event of Default occurs and is continuing, Holder may exercise any or all of the following rights and remedies, subject to Section 2.9:

(a)    Declare the outstanding principal of, and any accrued and unpaid interest on, this Note to be immediately due and payable, and upon such declaration, the outstanding principal of, and any accrued and unpaid interest on, this Note shall immediately be due and payable, without presentment, demand, protest or any notice of any kind, all of which are expressly waived.

(b)    Exercise any and all other rights and remedies available to Holder and otherwise available to creditors at law and in equity.

7.    DEFINITIONS. For the purpose of this Note, the following terms shall have the specified meanings:

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by an Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than (i) Christopher Pappas, John Pappas, Dean Facatselis or Kay Facatselis, (ii) the officers, directors or management of Parent as of the date hereof or (iii) any corporation, limited liability company or partnership owned and controlled directly or indirectly by an Person or Persons described in clauses (i) and (ii), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent; or (b) Parent, or an Affiliate thereof, shall cease to own and control all of the outstanding Equity Interests of Company on a fully diluted basis.

“Conversion Amount” means the sum of (i) the portion of the Principal Sum to be converted and (ii) accrued and unpaid interest with respect to such Principal Sum to, but excluding, the Conversion Date.

“Conversion Price” means $29.70, as such amount may be adjusted from time to time in accordance with the terms of this Note.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Escrow Account” has the meaning assigned to such term in the Escrow Agreement.

“Final Release Date” has the meaning assigned to such term in the Escrow Agreement.

“Indebtedness” of any Person at any date means:

1)	all indebtedness of such Person for borrowed money;

2)	all obligations of such Person evidenced by credit agreements, notes, bonds, debentures or other similar instruments;

3)	all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities in respect of Indebtedness; provided, however, that in all events all obligations of Parent, Company and their subsidiaries in respect of acceptances, letter of credit or other similar facilities issued pursuant to the Parent Credit Agreement and the Parent Note Purchase Agreement or any other credit agreement shall be Indebtedness;

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4)	the implied debt component of any off balance sheet financing arrangement of any Person giving rise to Off Balance Sheet Liabilities;

5)	the capitalized lease obligations of such Person;

6)	Swaps of such Person; and

7)	all guaranty obligations of such Person in respect of the Indebtedness of another Person.

“Maturity Share Payment Amount” means the sum of (i) the portion of the Principal Sum to be paid in shares of Parent Common Stock pursuant to Section 2.7 and (ii) accrued and unpaid interest with respect to such Principal Sum to, and including, the Maturity Date.

“Maturity Share Price” means the average closing trading price per share of Parent Common Stock on the Nasdaq Global Select Market, or such other market or exchange on which shares of Parent Common Stock are then traded, over the twenty (20) trading days ended on the business day immediately preceding the Maturity Date.

“Off Balance Sheet Liabilities” of a Person means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to receivables sold by such Person or any of its Subsidiaries, (b) any liability of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) any liability of such Person or any of its Subsidiaries under any financing lease, or (d) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

“Parent Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 17, 2013, among Dairyland USA Corporation, The Chefs’ Warehouse Mid-Atlantic, LLC, Bel Canto Foods, LLC, The Chefs’ Warehouse West Coast, LLC, and The Chefs’ Warehouse of Florida, LLC, as borrowers, the other loan parties from time to time party thereto, the financial institutions party thereto as lenders, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (as the same may be amended and restated, supplemented or otherwise modified or amended from time to time).

“Parent Note Purchase Agreement” means that certain Note Purchase and Guarantee Agreement, dated April 17, 2013, by and among Dairyland USA Corporation, The Chefs’ Warehouse Mid-Atlantic, LLC, Bel Canto Foods, LLC, The Chefs’ Warehouse West Coast, LLC, and The Chefs’ Warehouse of Florida, LLC, as issuers, The Chefs’ Warehouse, Inc., Chefs’ Warehouse Parent, LLC, Michael’s Finer Meats, LLC, Michael’s Finer Meats Holdings, LLC and other parties thereto, as guarantors, and each of the several purchasers (as the same may be amended and restated, supplemented or otherwise modified or amended from time to time).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership or other entity.

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“Senior Debt” means:

(1)    all Indebtedness of Parent, Company or any of their Subsidiaries under or in connection with the Parent Credit Agreement or under any other credit facilities entered into in connection with the refinancing of the Indebtedness outstanding under the Parent Credit Agreement;

(2)    all Indebtedness of Parent, Company or any of their Subsidiaries under or in connection with the Parent Note Purchase Agreement or under any other note purchase agreements or credit facilities entered into in connection with the refinancing of the Indebtedness outstanding under the Parent Credit Agreement;

(3)    any other Indebtedness of Parent, Company or any of their Subsidiaries owed to any Person other than Holder or Seafood, unless such indebtedness is expressly subordinated in right of payment to this Note; and

(4)    with respect to each of the items listed in the preceding clauses (1), (2) and (3), all Indebtedness, guaranties and obligations owed by Parent, Company or any of their Subsidiaries pursuant to or in connection therewith, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to Company, Parent or any of their Subsidiaries, regardless of whether such claim is permitted or allowed in such proceeding), reimbursement obligations, prepayment premium, fees, expenses, indemnification payments, costs and expenses (including all fees and expenses of counsel to any holders of Senior Debt), in each case whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar function) of such entity, and any partnership or joint venture if more than a 50% interest in profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps, commodity swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Note, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

8.    MISCELLANEOUS.

8.1    Lost or Destroyed Note. Upon receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to Company, or, in the case of any such mutilation, upon surrender and cancellation of this Note, Company, at its expense, shall execute and deliver, in lieu thereof, a new Note of like date and tenor.

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8.2    Notices. All notices, demands, requests, consents or other communications to be given or delivered under or by reason of the provisions of this Note shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the next Business Day, in each case with electronic confirmation of receipt, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day. Such notices, demands, requests, consents and other communications shall be sent to the following parties at the following addresses.

if to Company, to:

Del Monte Capitol Meat Company, LLC

c/o The Chefs’ Warehouse, Inc.

100 East Ridge Road

Ridgefield, CT 06877

Attn: Alexandros Aldous, General Counsel

with copies to (which shall not constitute notice to the Buyer or Parent):

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

Attn: D. Scott Holley, Esq.

if to Holder, to:

T.J. Foodservices Co., Inc.

c/o TPBS, LLP

1545 River Park Dr.

Suite 375

Sacramento, CA 95815

With an optional copy to:

Wagner Kirkman Blaine Klomparens & Youmans, LLP

10640 Mather Blvd., Suite 200

Mather, CA 95655

Attn: Belan K. Wagner, Esq.

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8.3    Waivers. The rights and remedies provided for herein are cumulative and not exclusive of any right or remedy that may be available to Holder whether at law, in equity, or otherwise. No delay, forbearance, or neglect by Holder, whether in one or more instances, in the exercise of any right, power, privilege, or remedy hereunder or in the enforcement of any term or condition of this Note shall constitute or be construed as a waiver thereof. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach, either of similar or different nature, unless expressly so stated in such writing.

8.4    Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of Sections 2.9, 3 and 4 of this Note were not performed in accordance with their specific intent or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent or cure breaches of the provisions of Sections 2.8, 3 and 4 of this Note, in addition to any other remedy to which they may be entitled by law or equity.

8.5    Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal Law of the State of New York shall control the interpretation and construction of this Note, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

8.6    Successors and Assigns. This Note and the rights and obligations hereunder shall not be assigned, delegated, or otherwise transferred (whether by operation of law, by contract, or otherwise) without the prior written consent of the other party hereto, which consent may be withheld in such other party’s sole discretion. Any attempted assignment, delegation, or transfer in violation of this Section 8.6 shall be void and of no force or effect.

8.7    Amendments. This Note may be amended, modified, or supplemented only pursuant to a written instrument making specific reference to this Note and signed by Company and Holder. Notwithstanding anything herein to the contrary, this Note may not be amended, restated, supplemented or otherwise modified, except to the extent expressly permitted pursuant to the terms of the Subordination Agreement.

8.8    Severability. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Note.

8.9    Descriptive Headings; No Strict Construction. The descriptive headings of this Note are inserted for convenience only and do not constitute a substantive part of this Note. The parties to this Note have participated jointly in the negotiation and drafting of this Note. If an ambiguity or question of intent or interpretation arises, this Note shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Note. The parties agree that prior drafts of this Note shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intention of the parties hereto with respect to this Note.

[signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Note to be duly executed and delivered by their duly authorized representatives as of the date first above written.

Company:

Del Monte Capitol Meat Company, LLC

By:	/s/ Alexandros Aldous
Name:	Alexandros Aldous
Title:	Corporate Secretary and General Counsel

Holder:

T.J. FOODSERVICE CO., INC.

By:	/s/ John DeBenedetti
Name:	John DeBenedetti
Title:	President

APPENDIX I

CONVERSION NOTICE

Reference is made to the Convertible Subordinated Non-Negotiable Promissory Note (the “Note”) issued to the undersigned by Del Monte Capitol Meat Company, LLC (“Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock of The Chefs’ Warehouse, Inc., par value $0.001 per share (the “Parent Common Stock”), as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Parent Common Stock to be issued:

Please issue the Parent Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:
By:
Title:
Dated: